Exhibit 99.3
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
On November 21, 2014, Scientific Games Corporation ("Scientific Games", "SGMS" or the “Company”) acquired Bally Technologies, Inc. (“Bally”) through the merger of a wholly owned subsidiary of the Company with and into Bally, with Bally surviving the merger as a wholly owned subsidiary of Scientific Games (the “Bally Acquisition”). At the closing of the Bally Acquisition, each outstanding share of Bally common stock, par value $0.10, was converted into the right to receive $83.30 per common share in cash, without interest. The aggregate amount paid by the Company for all of the equity securities of Bally was approximately $3.2 billion.
The following unaudited pro forma combined financial information has been prepared to illustrate the effect of the following transactions:

•	Scientific Games Acquisition of WMS (the "WMS Acquisition"): On October 18, 2013, the Company completed the acquisition of WMS Industries Inc. (“WMS”).

•	Bally's Acquisition of SHFL (the "SHFL Acquisition"): On November 25, 2013, Bally completed the acquisition of SHFL entertainment, Inc. (“SHFL”).

•	Bally's Acquisition of Dragonplay (the “Dragonplay Acquisition”): On July 1, 2014, Bally completed the acquisition of Dragonplay Ltd. (“Dragonplay”).

•	The Bally Acquisition.

•
The Purchase and Redemption of the 2019 Notes (the "2019 Notes Redemption"): On June 4, 2014, Scientific Games International, Inc. issued $350 million in aggregate principal amount of its 6.625% senior subordinated notes due 2021 (the "2021 Notes") and subsequently purchased and redeemed its 9.250% senior subordinated notes due 2019 (the "2019 Notes"). The purchase and redemption of the 2019 notes was funded, in part, with the net proceeds from the issuance of the 2021 notes.

•
The New Credit Facilities (the "New Credit Facilities"): On October 1, 2014, in connection with the Bally Acquisition, the Company amended its existing Credit Agreement and in connection therewith entered into an escrow credit agreement pursuant to which the Company increased its capacity under its revolving credit facility by $267.6 million and entered into a senior secured incremental term loan facility in a total principal amount of $2.0 billion. Total borrowings under the New Credit Facilities at closing of the Bally Acquisition were $2.2 billion.

•
The Senior Notes Offering (the "Senior Notes Offering"): On November 21, 2014, in connection with the Bally Acquisition, the Company issued $950 million of 7.0% Senior Secured Notes due 2022 and $2.2 billion of 10.0% Senior Unsecured Notes due 2022.

The proceeds from the New Credit Facilities and the Senior Notes Offering were used, in part, to finance the consideration paid in the Bally Acquisition, to pay off indebtedness of Bally and to pay related acquisition and financing fees and expenses. The Bally Acquisition and the related financings listed above are collectively referred to in this Form 8-K/A as the “Transactions.”
The following unaudited pro forma combined financial statements have been derived by the application of pro forma adjustments to the historical audited and/or unaudited consolidated financial statements and/or financial information of Scientific Games, WMS, Bally, SHFL and Dragonplay. The following unaudited pro forma combined financial statements give effect to the WMS Acquisition, the SHFL Acquisition, the Dragonplay Acquisition and the Bally Acquisition under the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations (‘‘ASC 805’’), with Scientific Games treated as the acquirer in the WMS Acquisition and the Bally Acquisition, and Bally treated as the acquirer in the SHFL Acquisition and Dragonplay Acquisition. The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma adjustments that are (1) directly attributable to the WMS Acquisition, SHFL Acquisition, Dragonplay Acquisition, the 2019 Notes Redemption and the Transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of the Company.
The unaudited pro forma combined balance sheet is based on the individual historical consolidated balance sheets of Scientific Games and Bally as of September 30, 2014, and has been prepared to reflect the Transactions as if they occurred on September 30, 2014. The unaudited pro forma statement of operations for the year ended December 31, 2013 combines the historical results of operations of Scientific Games, WMS, Bally, SHFL, and Dragonplay giving effect to the WMS Acquisition, SHFL Acquisition, Dragonplay Acquisition and the Transactions as if they occurred on January 1, 2013. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2014 combines the historical results of operations of Scientific Games, Bally, and Dragonplay giving effect to the SHFL Acquisition, the Dragonplay Acquisition and the Transactions as if they occurred on January 1, 2013. The combined pro forma impacts of the SHFL Acquisition and the Dragonplay Acquisition are reflected in the column ‘‘Bally Pro Forma’’ in the unaudited pro forma combined statements of operations and are herein referred to as ‘‘Bally Pro Forma.’’
The unaudited pro forma combined statements of operations exclude the impact of Scientific Games’ sale of its installed base of gaming machines in its pub business, which occurred on March 25, 2013, and is classified as discontinued operations in Scientific Games’ historical financial statements. In addition, the unaudited pro forma combined statements of operations do not reflect future events that may occur after the Transactions closed, including, but not limited to, the expected realization of anticipated operating synergies and certain costs expected to be incurred in connection with realizing the anticipated operating synergies and integration activities, including, but not limited to, costs in connection with integrating the operations of Scientific Games with both WMS and Bally. However, the unaudited pro forma statements of operations reflect operating synergies and certain charges, such as integration costs and restructuring charges, which Scientific Games recognized related to the WMS Acquisition and Bally recognized related to the SHFL Acquisition and Dragonplay Acquisition in their respective historical financial statements; no pro forma adjustment has been reflected to give effect to future operating synergies that Scientific Games and Bally management expect to achieve as a result of the WMS Acquisition, Dragonplay Acquisition and Bally Acquisition or the costs necessary to achieve these anticipated costs savings.
These unaudited pro forma combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the WMS Acquisition, SHFL Acquisition, Dragonplay Acquisition, 2019 Notes Redemption or the Transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, Scientific Games adjusted WMS’ and Bally’s assets acquired and liabilities assumed to their estimated fair values; and Bally adjusted SHFL’s and Dragonplay’s assets acquired and liabilities assumed to their estimated fair values. As of the date of this Form 8-K/A, the Company has not finalized its valuation work necessary to arrive at the required estimates of the fair value of the Bally assets acquired and liabilities assumed and the related allocation of purchase price is based on preliminary estimates. The pro forma financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the accompanying notes. Accordingly, the accompanying preliminary unaudited pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation.
The pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•	the separate historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2013, included in the Company's Annual Report on Form 10-K;

•
the separate historical unaudited consolidated interim financial statements of the Company as of and for the nine months ended September 30, 2014, included in the Company's Quarterly Report on Form 10-Q;

•	the separate historical audited consolidated financial statements of WMS as of and for the year ended June 30, 2013, included in WMS’s Annual Report on Form 10-K;

•	the separate historical audited consolidated financial statements of Bally as of and for the year ended June 30, 2014, included in Bally’s Annual Report on Form 10-K; and

•	the separate historical unaudited consolidated interim financial statements of Bally as of and for the three months ended September 30, 2014, included in Bally's Quarterly Report on Form 10-Q;

•
the separate historical audited consolidated financial statements of SHFL as of and for the year ended October 31, 2013, included as Exhibit 99.1 to Bally’s Current Report on Form 8-K/A filed on February 10, 2014; and

•	the other information contained in or incorporated by reference into this Form 8-K/A.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2014
(Unaudited, in millions, except per share amounts)

	SGMS	Bally	Pro Forma Adjustments	Note 3	Dragonplay	Note 4	Bally Pro Forma	Pro Forma Adjustments	Note 6	Pro Forma Combined
Revenue:
Instant games	$392.4	$—	$—		$—		$—	$—		$392.4
Services	538.9	396.4	—		16.6		413.0	—		951.9
Product sales	289.3	605.0	—		—		605.0	—		894.3
Total revenue	1,220.6	1,001.4	—		16.6		1,018.0	—		2,238.6
Operating expenses:
Cost of instant games (1)	212.5	—	—		—		—	—		212.5
Cost of services (1)	200.7	127.7	—		4.8		132.5	(60.9)	(a)	272.3
Cost of product sales (1)	161.2	242.2	(5.3)	(b)	—		236.9	—		398.1
Selling, general and administrative	282.6	272.9	(7.0)	(c)	6.7		272.6	(29.8)	(b)	525.4
Research and development	77.0	108.1	—		—		108.1	—		185.1
Employee termination and restructuring	12.4	—	—		—		—	—		12.4
Depreciation and amortization	290.5	62.4	2.7	(e)	3.9	(a)	69.0	168.9	(c)	528.4
Operating (loss) income	(16.3)	188.1	9.6		1.2		198.9	(78.2)		104.4
Other income (expense):
Interest expense	(142.9)	(58.9)	—		—		(58.9)	(294.6)	(d)	(496.4)
Loss from equity investments	(7.8)	—	—		—		—	—		(7.8)
Loss on early extinguishment of debt	(25.9)	(7.3)	—		—		(7.3)	25.9	(e)	(7.3)
Gain on sale of equity interest	14.5	—	—		—		—	—		14.5
Other income (expense), net	9.2	1.0	—		—		1.0	—		10.2
Total other expense	(152.9)	(65.2)	—		—		(65.2)	(268.7)		(486.8)
Net (loss) income from continuing operations before income taxes	(169.2)	122.9	9.6		1.2		133.7	(346.9)		(382.4)
Income tax (expense) benefit	(18.0)	(54.1)	(3.4)	(g)	1.0	(b)	(56.5)	131.3	(f)	56.8
Net (loss) income from continuing operations	(187.2)	68.8	6.2		2.2		77.2	(215.6)		(325.6)
Net income attributable to noncontrolling interests	—	0.4	—		—		0.4	—		0.4
Net (loss) income attributable to Scientific Games Corporation	$(187.2)	$68.4	$6.2		$2.2		$76.8	$(215.6)		$(326.0)
(1) Exclusive of depreciation and amortization.

PRO FORMA COMBINED STATEMENT OF OPERATIONS (cont'd)
For the nine months ended September 30, 2014
(Unaudited, in millions, except per share amounts)

	SGMS	Bally	Pro Forma Adjustments	Note 3	Dragonplay	Note 4	Bally Pro Forma	Pro Forma Adjustments	Note 6	Pro Forma Combined
Basic and diluted net loss per share:
Basic from continuing operations	$(2.22)									$(3.86)
Diluted from continuing operations	$(2.22)									$(3.86)

Weighted average number of shares used in per share calculations:
Basic shares	84.5									84.4
Diluted shares	84.5									84.4

See accompanying notes to the pro forma combined financial statements, which are an integral part of these statements.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2013
(Unaudited, in millions, except per share amounts)

	SGMS	WMS	Pro Forma Adj	Note 2	SGMS Pro Forma	Bally	SHFL	Pro Forma Adj	Note 3	Dragonplay	Note 4	Bally Pro Forma	Pro Forma Adj	Note 6	Pro Forma Combined
Revenue:
Instant games	$516.0	$—	$—		$516.0	$—	$—	$—		$—		$—	$—		$516.0
Services	415.0	289.1	—		704.1	414.5	107.4	—		32.5		554.4	—		1,258.5
Product sales	159.9	298.5	—		458.4	643.5	160.7	—		—		804.2	—		1,262.6
Total revenue	1,090.9	587.6	—		1,678.5	1,058.0	268.1	—		32.5		1,358.6	—		3,037.1
Operating expenses:
Cost of instant games (1)	285.1	—	—		285.1	—	—	—		—		—	—		285.1
Cost of services (1)	203.1	67.1	(14.3)	(a)	255.9	124.8	40.6	(4.2)	(a)	9.1		170.3	(69.0)	(a)	357.2
Cost of product sales (1)	103.5	146.2	(13.0)	(b)	236.7	248.7	60.0	(2.9)	(b)	—		305.8	—		542.5
Selling, general and administrative	266.4	216.9	(74.0)	(c)	409.3	307.7	111.8	(59.1)	(c)	12.6		373.0	(22.8)	(b)	759.5
Research and development	26.0	93.1	(6.5)	(d)	112.6	121.6	39.7	(9.3)	(d)	—		152.0	—		264.6
Employee termination and restructuring	22.7	—	—		22.7	—	—	—		—		—	—		22.7
Depreciation and amortization	202.4	105.3	43.0	(e)	350.7	28.4	—	59.8	(e)	7.7	(a)	95.9	222.1	(c)	668.7
Operating (loss) income	(18.3)	(41.0)	64.8		5.5	226.8	16.0	15.7		3.1		261.6	(130.3)		136.8
Other income (expense):					—			—		—
Interest expense	(119.5)	(2.9)	(64.9)	(f)	(187.3)	(25.2)	(1.9)	(59.4)	(f)	—		(86.5)	(380.7)	(d)	(654.5)
Earnings from equity investments	1.5	—	—		1.5	—	—	—		—		—	—		1.5
Loss on early extinguishment of debt	(5.9)	—	—		(5.9)	—	—	—		—		—	—		(5.9)
Other income (expense), net	(1.1)	5.2	—		4.1	1.0	2.0	—		—		3.0	—		7.1
Total other (expense) income	(125.0)	2.3	(64.9)		(187.6)	(24.2)	0.1	(59.4)		—		(83.5)	(380.7)		(651.8)
Net (loss) income from continuing operations before income taxes	(143.3)	(38.7)	(0.1)		(182.1)	202.6	16.1	(43.7)		3.1		178.1	(511.0)		(515.0)
Income tax (expense) benefit	117.7	12.5	(12.5)	(g)	117.7	(67.0)	(4.5)	15.4	(g)	2.0	(b)	(54.1)	62.2	(f)	125.8
Net (loss) income from continuing operations	(25.6)	(26.2)	(12.6)		(64.4)	135.6	11.6	(28.3)		5.1		124.0	(448.8)		(389.2)
Net income attributable to noncontrolling interests	—	—	—		—	0.8	—	—		—		0.8	—		0.8
Net (loss) income attributable to Scientific Games Corporation	$(25.6)	$(26.2)	$(12.6)		$(64.4)	$134.8	$11.6	$(28.3)		$5.1		$123.2	$(448.8)		$(390.0)
(1) Exclusive of depreciation and amortization.

PRO FORMA COMBINED STATEMENT OF OPERATIONS (cont'd)
For the year ended December 31, 2013
(Unaudited, in millions, except per share amounts)

	SGMS	WMS	Pro Forma Adj	Note 2	SGMS Pro Forma	Bally	SHFL	Pro Forma Adj	Note 3	Dragonplay	Note 4	Bally Pro Forma	Pro Forma Adj	Note 6	Pro Forma Combined
Basic and diluted net loss per share:
Basic from continuing operations	$(0.30)														$(4.59)
Diluted from continuing operations	$(0.30)														$(4.59)

Weighted average number of shares used in per share calculations:
Basic shares	85.0														85.0
Diluted shares	85.0														85.0

See accompanying notes to the pro forma combined financial statements, which are an integral part of these statements.

PRO FORMA COMBINED BALANCE SHEET
As of September 30, 2014
(Unaudited, in millions)

	SGMS	Bally	Pro Forma Adjustments	Note 6	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$132.5	$74.4	$(46.9)	(g)	$160.0
Restricted cash	12.1	14.1	—		26.2
Accounts receivable, net	297.3	289.9	(104.5)	(h)(i)	482.7
Notes receivable, net	128.1	—	89.4	(i)	217.5
Inventories	170.9	96.9	21.6	(j)	289.4
Deferred income taxes, current portion	36.2	37.5	(6.7)	(r)	67.0
Prepaid expenses, deposits and other current assets	72.9	70.1	(4.8)	(k)	138.2
Total current assets	850.0	582.9	(51.9)		1,381.0
Property and equipment, net	739.6	192.1	233.2	(l)	1,164.9
Restricted long-term cash and investments	—	19.2	—		19.2
Long-term notes receivable	55.5	43.6	—		99.1
Goodwill	1,168.7	1,016.7	1,812.6	(m)	3,998.0
Intangible assets, net	500.3	515.9	1,552.2	(n)	2,568.4
Software, net	306.8	—	—		306.8
Equity investments	298.7	—	—		298.7
Other assets	119.3	63.9	114.8	(o)	298.0
Total assets	$4,038.9	$2,434.3	$3,660.9		$10,134.1

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Debt payments due within one year	$30.9	$38.4	$(21.3)	(p)	$48.0
Accounts payable	94.3	41.5	—		135.8
Accrued liabilities	266.9	151.5	(23.9)	(q)	394.5
Total current liabilities	392.1	231.4	(45.2)		578.3
Deferred income taxes	146.6	113.7	450.4	(r)	710.7
Other long-term liabilities	216.1	57.1	(11.1)	(s)	262.1
Long-term debt, excluding current installments	3,178.4	1,842.7	3,470.2	(p)	8,491.3
Total liabilities	3,933.2	2,244.9	3,864.3		10,042.4
Commitments and contingencies
Stockholders' equity:
Class A common stock	1.0	6.6	(6.6)	(t)	1.0
Additional paid-in capital	736.6	604.2	(604.2)	(t)	736.6
Retained earnings (accumulated loss)	(423.6)	773.7	(788.7)	(t)	(438.6)
Treasury stock, at cost	(175.2)	(1,161.9)	1,161.9	(t)	(175.2)
Accumulated other comprehensive income	(33.1)	(34.2)	34.2	(t)	(33.1)
Total stockholders' equity	105.7	188.4	(203.4)		90.7
Noncontrolling interests	—	1.0	—		1.0
Total stockholders' equity	105.7	189.4	(203.4)		91.7
Total liabilities and stockholders' equity	$4,038.9	$2,434.3	$3,660.9		$10,134.1
See accompanying notes to the pro forma combined financial statements, which are an integral part of these statements.

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS
(Unaudited, in millions, except per share amounts)
1. Description of Bally Acquisition and basis of presentation
On November 21, 2014, the Company acquired Bally through the merger of a wholly owned subsidiary of the Company with and into Bally, with Bally surviving the merger as a wholly owned subsidiary of Scientific Games. At the closing of the Bally Acquisition, each outstanding share of Bally common stock, par value $0.10, was converted into the right to receive $83.30 per common share in cash, without interest.
Equity awards granted by Bally following August 1, 2014, the date of the merger agreement, were not cancelled but instead were converted into equivalent Scientific Games restricted stock units ("RSUs") using a customary exchange ratio of Bally’s stock price to Scientific Games’ stock price on the closing date.
The WMS Acquisition, SHFL Acquisition, Dragonplay Acquisition and Bally Acquisition are reflected in the unaudited pro forma combined financial statements as being accounted for under the acquisition method in accordance with ASC 805, Business Combinations (‘‘ASC 805’’), with Scientific Games treated as the accounting and legal acquirer in the WMS Acquisition and the Bally Acquisition; and Bally treated as the legal and accounting acquirer in the SHFL Acquisition and the Dragonplay Acquisition. In accordance with ASC 805, the assets acquired and liabilities assumed have been measured at fair value. The fair values of the assets acquired and liabilities assumed in the WMS Acquisition and the SHFL Acquisition are finalized. As of this date, the Company has not finalized its valuation work necessary to arrive at the required estimates of fair value of the assets acquired and liabilities assumed in the Bally Acquisition and the related allocation of the purchase price is based on preliminary estimates. Due to the fact that the unaudited pro forma combined financial information has been prepared based on preliminary estimates, the final amounts recorded for the Bally Acquisition may differ materially from the information presented herein. These estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed.
For purposes of estimating the fair value, where applicable, of the assets acquired and liabilities assumed as reflected in the unaudited pro forma combined financial information, Scientific Games and Bally have applied the guidance in ASC 820, Fair Value Measurements and Disclosures (‘‘ASC 820’’), which establishes a framework for measuring fair value in each of their respective acquisitions. In accordance with ASC 820, fair value is an exit price and is defined as ‘‘the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.’’ Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.
The historical financial information of Scientific Games, WMS, Bally and SHFL has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Scientific Games and Bally historical financial information was derived from their audited and unaudited financial statements; WMS’ historical financial information was derived from a combination of its audited and unaudited financial statements and unaudited financial information from October 1, 2013 to its date of its acquisition; and SHFL’s historical financial information was derived from a combination of its audited and unaudited financial statements and unaudited financial information from November 1, 2013 to its date of acquisition. The historical financial statements for Dragonplay have been prepared in accordance with generally accepted accounting principles in Israel (‘‘Israeli GAAP’’). Any measurement differences in applying accounting principles between Israeli GAAP and U.S. GAAP as they apply to Dragonplay would not be considered material to the pro forma combined financial statements. Dragonplay’s historical financial information was derived from a combination of its audited financial statements and unaudited financial information from January 1, 2014 to its date of its acquisition.
The unaudited pro forma combined financial statements were prepared in accordance with U.S. GAAP and with respect to the unaudited pro forma balance sheet as of September 30, 2014 and the unaudited pro forma statements of operations for the year ended December 31, 2013 and the nine months ended September 30, 2014, pursuant to Article 11 of Regulation S-X under the Securities Act. The pro forma balance sheet and pro forma statements of operations of the combined companies are based upon the historical information of the respective companies. The unaudited pro forma combined statement of operations for the year ended December 31, 2013 combines the historical results of operations of Scientific Games, WMS, Bally, SHFL, and Dragonplay giving effect to the WMS Acquisition, SHFL Acquisition, Dragonplay Acquisition and the Transactions as if they occurred on January 1, 2013. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2014 combines the historical results of operations of Scientific Games, Bally, and Dragonplay giving effect to the SHFL Acquisition, the Dragonplay Acquisition and the Transactions as if they occurred on January 1, 2013. The unaudited pro forma combined financial information does not reflect all of the operating synergies that Scientific Games and Bally management expect to achieve as a result of the WMS Acquisition, Dragonplay Acquisition and Bally Acquisition, respectively, or the costs necessary to achieve these anticipated costs savings.

2. Pro forma adjustments related to the WMS Acquisition
The pro forma adjustments included in the unaudited pro forma combined financial statements related to the WMS Acquisition are as follows:
a) Cost of services—In accordance with Scientific Games’ accounting policies, expense related to long-term license agreements with minimum guarantees which have historically been accounted for as cost of services by WMS has been reclassified to amortization expense within depreciation and amortization ("D&A") on the statements of operations. The reclassification adjustment is $14.3 million for the year ended December 31, 2013.
b) Cost of product sales—Adjustment reverses the impact of purchase accounting adjustments on the carrying value of WMS’ finished goods inventory as this amount is directly related to the WMS Acquisition and not expected to have a continuing impact on Scientific Games’ operations. The adjustment is $13.0 million for the year ended December 31, 2013.
c) Selling, general and administrative ("SG&A")—Adjustment removes the acquisition-related fees and expenses of $74.0 million for the year ended December 31, 2013, as such amounts are directly attributable to the WMS Acquisition and will not have a continuing impact on Scientific Games’ operations.
d) Research and Development ("R&D")—Adjustment reclassifies amortization of WMS’ gaming laboratory testing fees within the R&D line item to D&A, in accordance with Scientific Games’ presentation, in the amount of $6.5 million for the year ended December 31, 2013.
e) D&A—Upon the completion of the WMS Acquisition, the carrying values of WMS’ tangible and intangible assets were adjusted to their estimated fair value. The estimated useful lives for the respective assets are commensurate with the time period expected for their benefit. The D&A expense for the assets acquired is as follows (in millions):

Property and Equipment	Estimated useful lives	Estimated fair value	Year Ended December 31, 2013
Land	Indefinite	$14.9	$—
Real property	41	101.1	2.7
Gaming machines and personal property	3 - 7	326.0	90.9
Total		$442.0	$93.6

Intangible Assets
Tradenames	Indefinite	$66.0	$—
Product names	10	39.3	3.9
Customer relationships	4 - 15	131.5	15.1
Intellectual property	4 - 10	201.2	46.5
Long-term licenses	2 - 5	88.2	24.4
Total		$526.2	$89.9
Total D&A			183.5
Less: WMS historical D&A			(105.3)
Less: Historical WMS D&A expense recorded in SGMS operations			(35.2)
Pro forma adjustment to D&A			$43.0
f) Interest expense—Adjustment to record the additional interest expense that would have been incurred during the year-ended December 31, 2013 assuming the credit facilities entered into in connection with the WMS Acquisition were in place as of January 1, 2013. The net additional interest expense of $64.9 million has been computed using (1) the LIBOR rate (taking into account the 1% floor contemplated by the credit facilities but not reflecting financial instruments executed by Scientific Games for interest rate hedging purposes (but not yet effective)) plus 3.25% applied to the $2.3 billion outstanding principal amount of the term loan facility, (2) the amortization of debt discount of $11.5 million over the term of the credit facilities, and (3) the amortization of the incremental deferred financing fees of $77.7 million associated with the credit facilities over their term; partially offset by, (4) the removal of historical interest expense associated with borrowings under the prior credit facilities of Scientific Games and WMS, which were repaid in connection with the WMS Acquisition.
g) Income tax (expense) benefit—Adjustment of $12.5 million for the year ended December 31, 2013 to reverse the U.S. tax expense of WMS under the assumption that the U.S. taxable income of WMS for such periods presented would have been offset by U.S. tax attributes of Scientific Games. An effective tax rate of 0% has been applied to the pro forma adjustments for the WMS Acquisition under the assumption that the combined company remained subject to a valuation allowance against U.S. deferred tax assets.
3. Pro forma adjustments related to the SHFL Acquisition
The pro forma adjustments included in the unaudited pro forma combined financial statements related to the SHFL Acquisition are as follows:
a) Cost of services—Adjustments represent (1) the reclassification of amortization of intangible assets from cost of services to D&A, in accordance with Bally's presentation, of $4.7 million for the year ended December 31, 2013 and (2) the removal of SHFL’s equity acceleration expense of $0.2 million included in cost of services for the year ended December 31, 2013, as such amounts are directly attributable to the SHFL Acquisition and will not have a continuing impact on the combined results; partially offset by (3) the incremental depreciation expense from the $0.7 million step-up in fair value (to $34.6 million) of leased gaming equipment for the year ended December 31, 2013.
b) Cost of product sales—Adjustment of $2.9 million and $5.3 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively, primarily related to the reclassification of amortization of intangible assets from cost of product sales to D&A, in accordance with Bally's presentation, and to reverse the impact of purchase accounting adjustments on the carrying value of SHFL's finished goods inventory as this amount is directly attributable to the SHFL Acquisition and will not have a continuing impact on the combined results.
c) SG&A—Adjustments represent (1) the removal of the acquisition-related fees and expenses of $44.5 million and $7.0 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively, as such amounts are directly attributable to the SHFL Acquisition and will not have a continuing impact on the combined results; (2) the reclassification of historical D&A expense from SG&A to D&A, in accordance with Bally's presentation, of $11.8 million for the year ended December 31, 2013; and (3) the removal of SHFL’s equity acceleration expense of $9.6 million included in SG&A for the year ended December 31, 2013, as such amount is directly attributable to the SHFL Acquisition and will not have a continuing impact on the combined results; partially offset by (4) the reclassification of regulatory product approval expenses from R&D to SG&A, in accordance with Bally's presentation, of $6.8 million for the year ended December 31, 2013.
d) R&D—Adjustments represent (1) the reclassification of regulatory product approval expenses from R&D to SG&A, in accordance with Bally's presentation of $6.8 million for the year ended December 31, 2013; (2) the reclassification of historical D&A from R&D to D&A, in accordance with Bally's presentation, of $0.4 million for the year ended December 31, 2013; and (3) the removal of SHFL’s equity acceleration expense of $2.1 million included in R&D for the year ended December 31, 2013, as such amount is directly attributable to the SHFL Acquisition and will not have a continuing impact on the combined results.
e) D&A—Adjustment to D&A reflect (1) the preliminary D&A expense associated with the fair value of the tangible and intangible assets acquired in relation to the SHFL Acquisition of $42.1 million and $2.7 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively and (2) the reclassification of historical SHFL depreciation expense from SG&A, R&D, Cost of product sales, and Cost of services, in accordance with Bally's presentation, that totaled $17.7 million for the year ended December 31, 2013. The estimated useful lives for the respective assets are commensurate with the time period expected for their benefit. The D&A expense for the assets acquired is as follows (in millions):

Property and Equipment	Estimated useful lives	Estimated fair value	Year Ended December 31, 2013	Nine months Ended September 30, 2014
Land	Indefinite	$4.7	$—	$—
Buildings and leasehold improvements	5 – 40	17.8	2.5	—
Furniture, fixtures and equipment	3 – 7	9.0	1.3	—
Total		$31.5	$3.8	$—

Intangible Assets
Computer software	2 – 3	$2.7	$1.1	$0.8
Core technology and content (1)	4 – 18	458.0	47.4	35.5
Customer relationships	7	43.0	6.1	4.6
Trademark	5	7.0	1.4	1.1
Total		$510.7	$56.0	$42.0

Total D&A			59.8	42.0
Less: Historical SHFL D&A recorded in Bally operations			(17.7)	(39.3)
Pro forma adjustment to D&A			$42.1	$2.7
(1) Includes $46.0 million of in-process research and development assets that are not yet subject to amortization until they reach commercial feasibility.
f) Interest expense—Adjustment of $59.4 million reflects the additional interest expense in the year ended December 31, 2013 in the period prior to the closing of the SHFL Acquisition that would have been incurred assuming Bally’s net $1.1 billion of Term Loan B was in place and additional borrowings were made on Bally’s existing revolving credit facility as of January 1, 2013. The additional interest expense related to (1) Bally’s Term Loan B interest expense computed using the LIBOR rate (taking into account the 1% floor) plus 3.25%; (2) the additional $330.0 million of borrowings under Bally’s existing revolving credit facility taking into consideration an increased interest rate differential; (3) the amortization of debt issuance costs and original issue discount over the term of Bally’s Term Loan B; partially offset by (4) removal of historical interest expense associated with borrowings under the prior credit facilities of SHFL, which were repaid in connection with the SHFL Acquisition.
g) Income tax (expense) benefit—Adjustment reflects the tax effects of the pro forma adjustments for the year ended December 31, 2013 and the nine months ended September 30, 2014, made to the unaudited combined pro forma statement of operations calculated at the statutory rates in effect in each significant jurisdiction for the periods presented.
4. Preliminary pro forma adjustments related to the Dragonplay Acquisition
The historical financial statements for Dragonplay have been prepared in accordance with Israeli GAAP and reported in U.S. dollars. Any measurement differences in applying accounting principles between Israeli GAAP and U.S. GAAP as they apply to Dragonplay would not be considered material to the pro forma combined statement of operations.
Note that the column ‘‘Dragonplay Ltd.’’ on the unaudited pro forma combined statements of operations includes the historical results of Dragonplay, as well as pro forma adjustments related to the Dragonplay Acquisition. The pro forma adjustments included in the unaudited pro forma combined statements of operations related to the Dragonplay Acquisition are as follows:
a) D&A—Upon the completion of the Dragonplay Acquisition, the carrying values of Dragonplay’s tangible and intangible assets were adjusted to their estimated fair value. The amounts of $7.7 million and $3.9 million include the pro forma adjustments to D&A of $7.4 million and $3.8 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively, representing additional amortization expense associated with the $34.1 million change in fair value of acquired identifiable intangible assets primarily consisting of core technology and content that will be amortized on a straight-line basis over an estimated useful life of five years. The estimated useful lives for the acquired intangible assets are commensurate with the time period expected for their benefit.
b) Income tax (expense) benefit—Amount includes the tax effects of the pro forma adjustments for the year ended December 31, 2013 and the nine months ended September 30, 2014, made to the unaudited pro forma combined statement of operations calculated at the statutory rates in effect in each significant jurisdiction for the time periods presented.

5. Preliminary purchase price allocation related to the Bally Acquisition
The Bally Acquisition has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.
The purchase price for the Bally Acquisition was as follows (in millions, except for share price):

Purchase price for Bally common stock (37.9 shares at $83.30 per share)	$3,158.1
Payments in respect of vested Bally stock options, RSUs, restricted shares and performance units, inclusive of tax (1)	42.4
Total estimated value of consideration transferred	$3,200.5
(1) The total estimated payment in respect of outstanding stock options, RSUs restricted shares, and performance units, inclusive of tax, was $83.4 million, $42.4 million of which related to the vested portion of these awards and has been treated as part of the total merger consideration. The remaining payment of $41.0 million relates to unvested equity awards that were cancelled upon the closing of the Bally Acquisition and has been treated as post-combination expense, as an adjustment to retained earnings, in these pro forma financial statements and not as part of the total merger consideration.
The preliminary allocation of the purchase price to the estimated fair values of assets acquired and liabilities assumed is as follows (in millions):

Total estimated value of consideration transferred	$3,200.5
Cash and cash equivalents	88.5
Accounts receivable, net	185.4
Notes receivable, net	89.4
Inventories	118.5
Deferred income taxes, current portion	30.8
Prepaid expenses, deposits and other current assets	65.3
Property and equipment, net	425.3
Restricted long-term cash and investments	19.2
Intangible assets, net	2,068.1
Other assets	78.4
Total assets	3,168.9
Long-term debt, including amounts due within one year	1,888.0
Accounts payable	41.5
Accrued liabilities	127.6
Deferred income taxes	694.6
Other long-term liabilities	46.0
Net assets to be acquired	371.2
Goodwill	$2,829.3
The final consideration, and amounts allocated to assets acquired and liabilities assumed in the Bally Acquisition, could differ materially from the preliminary amounts presented in these unaudited pro forma combined financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Bally Acquisition from the preliminary valuations presented in the unaudited pro forma combined balance sheet would result in a dollar-for-dollar corresponding increase in the amount of goodwill from the Bally Acquisition. In addition, if the fair value of the acquired property and equipment, intangible or other assets is higher than the preliminary indication, it may result in higher D&A expense than is presented in the unaudited pro forma combined statements of operations.
6. Pro forma adjustments related to the Transactions
The preliminary pro forma adjustments included in the unaudited pro forma combined financial statements related to the (1) Bally Acquisition, (2) the borrowings under the New Credit Facilities in connection with the Bally Acquisition, and (3) the Senior Notes Offering in connection with the Bally Acquisition are as follows:

a) Cost of services—Adjustment represents the reclassification of historical Bally depreciation expense from cost of services to D&A, in accordance with Scientific Games' presentation, of $69.0 million and $60.9 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively.
b) SG&A—Amount includes (1) an adjustment for the removal of the acquisition-related fees and expenses of $13.3 million for the nine months ended September 30, 2014, as such amounts are directly attributable to the Bally Acquisition and Dragonplay Acquisition and will not have a continuing impact on the combined results; and (2) the reclassification of regulatory product approval expenses from SG&A to D&A, in accordance with Scientific Games' presentation, of $22.8 million and $16.5 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively.
c) D&A—Adjustment reflects (1) the preliminary D&A expense associated with the fair value of the tangible and intangible assets acquired in relation to the Bally Acquisition of $130.3 million and $91.5 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively; (2) the reclassification of historical Bally depreciation expense from cost of services to D&A, in accordance with Scientific Games' presentation, of $69.0 million and $60.9 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively; and (3) the reclassification of regulatory product approval expenses from SG&A to D&A, in accordance with Scientific Games' presentation, of $22.8 million and $16.5 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively. The estimated useful lives for the respective assets are commensurate with the time period expected for their benefit. The D&A expense for the assets acquired is as follows (in millions):

Property and Equipment	Estimated useful lives	Estimated fair value	Year Ended December 31, 2013	Nine months Ended September 30, 2014
Land and land improvements	Indefinite	$20.0	$—	$—
Buildings and leasehold improvements	6 - 40	34.3	1.7	1.2
Furniture, fixtures, and equipment	2 - 6	26.5	7.3	5.5
Leased gaming equipment	1 - 3	325.4	105.8	79.3
Other gaming equipment	3 - 6	9.1	2.3	1.7
Total		$415.3	$117.1	$87.7

Intangible Assets
Trademarks	Indefinite	$226.0	$—	$—
Computer software	3	10.0	3.3	2.5
Trademarks	5 - 10	92.4	9.3	7.0
Core technology and content	5 - 20	1,013.7	119.4	89.6
Customer relationships	15 - 18	726.0	46.1	34.6
Total		$2,068.1	$178.1	$133.7

Total D&A			295.2	221.4
Less: Historical Bally D&A			(164.9)	(129.9)
Pro forma adjustment to D&A			$130.3	$91.5
d) Interest expense—Adjustment reflects the additional interest expense that would have been incurred during the historical periods presented assuming the applicable Transactions had occurred as of January 1, 2013. Adjustment additionally reflects the interest expense impact of Scientific Games International Inc.’s June 2014 issuance of the 2021 Notes and subsequent purchase and redemption of the 2019 Notes, assuming such transactions occurred as of January 1, 2013. Refer to Note 6, adjustment (e) below for further discussion.

The additional interest expense for the New Credit Facilities and the Senior Notes Offering is as follows (in millions):

Composition of new debt and related interest expense	Weighted Average Interest Rate (1)	Debt	Year Ended December 31, 2013	Nine months Ended September 30, 2014
Total new debt and related interest expense – see Note 6 adjustment (o)	7.72%	$5,350.0	$412.7	$309.6
Amortization of new debt issuance costs			23.4	17.6
Total			$436.1	$327.2
Incremental interest expense on existing Term Loan			40.0	30.0
Incremental revolver commitment fee			0.3	0.2
Less: Net interest expense decrease resulting from issuance of 2021 Notes and redemption of 2019 Notes – see Note 6 adjustment (e)			(9.2)	(3.9)
Less: Bally pro forma interest expense			(86.5)	(58.9)
Pro forma adjustment to interest expense			$380.7	$294.6
(1) A change of 1/8% (12.5 basis points) in the interest rate would result in a $7.1 million change in annual interest expense.
e) Loss on early extinguishment of debt—In connection with the purchase and redemption of the 2019 Notes, Scientific Games recorded a loss on early extinguishment of debt of $25.9 million. The pro forma adjustment is to remove the impact of the $25.9 million loss for the nine months ended September 30, 2014 as such amount is directly attributable to the purchase and redemption of the 2019 Notes and is not expected to have a continuing impact on the combined results.
f) Income tax (expense) benefit—Adjustment reflects the tax effects of the pro forma adjustments made in the pro forma combined statement of operations calculated at the statutory rates in effect in each significant jurisdiction for the time periods presented. This rate does not reflect Scientific Games’ effective tax rate, which includes other tax items, such as state and foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company. Fair value and other adjustments effective at the closing of the Bally Acquisition could be different based on factors including but not limited to tax rates, valuation differences, further information on taxes by jurisdiction, or other factors.
Also, for the year ended December 31, 2013, Scientific Games recorded a net income tax benefit of $131.1 million as a result of a partial release of the valuation allowance on Scientific Games’ net U.S. deferred tax assets related to the net deferred tax liabilities recognized in conjunction with the WMS Acquisition and the U.S. historical net loss recorded as of December 31, 2013. As the Company would be in a net deferred tax liability position as a result of the net deferred tax liabilities recognized in conjunction with the Bally Acquisition, as explained in Note 6 (r) below, the pro forma adjustment to income tax (expense) benefit also reflects the reversal of the income tax benefit of $131.1 million recognized during the year ended December 31, 2013.
g) Cash and cash equivalents—Adjustment reflects the preliminary net adjustment to cash in connection with the Bally Acquisition, the New Credit Facilities and the Senior Notes Offering (in millions):

Cash paid to settle outstanding Bally common shares	$(3,158.1)
Repayment of Bally debt	(1,888.0)
Payment in respect of outstanding Bally equity awards, inclusive of tax	(83.4)
Payment of Transaction-related fees and expenses	(267.4)
Proceeds from issuance of the New Credit Facilities and the Senior Notes Offering and additional borrowings (see pro forma footnote Note 6 adjustment (p) below)	5,350.0
Pro forma adjustment to cash and cash equivalents	$(46.9)
h) Accounts receivable—Adjustment reflects (1) reclassification of $89.4 million of accounts receivable to other financial statement line items, refer to Footnote 6 adjustment (i) below for additional details, reclassification of $10.4 million of VAT and other receivables to prepaid expenses, deposits and other current assets to conform with Scientific Games’ presentation and (2) the write-off of $4.7 million of outstanding receivables that were deemed uncollectable at the acquisition date.

i) Reclassifications—The historical consolidated balance sheet of Bally presented herein have been adjusted by reclassifying $89.4 million of accounts receivable which had original payment terms of 12 months or greater to notes receivable to conform with Scientific Games’ presentation. In addition, Scientific Games performed certain procedures for the purpose of identifying any material differences in significant accounting policies between Scientific Games and Bally, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by Scientific Games involved a review of Bally’s publicly disclosed summary of significant accounting policies, including those disclosed in Bally’s Annual Report on Form 10-K for the year ended June 30, 2014 and preliminary discussion with Bally management regarding Bally’s significant accounting policies to identify material adjustments. While Scientific Games expects to engage in additional discussion with Bally’s management and continue to evaluate the impact of Bally’s accounting policies on its historical results, Scientific Games’ management does not believe there are any significant differences in the accounting policies of Bally and Scientific Games not reflected herein that will result in a material adjustment to conform Bally’s accounting policies to those of Scientific Games.
j) Inventories—Adjustment reflects (1) the preliminary estimated fair value adjustment to inventory acquired in the Bally Acquisition of $18.9 million and (2) the reclassification of $2.7 million of gaming machine assets on trial from prepaid expenses, deposits and other current assets to inventory, in accordance with Scientific Games' presentation. As the raw materials inventory was assumed to be at market value, the fair value adjustment is related to finished goods. The preliminary fair value of finished goods inventory acquired in the Bally Acquisition was determined based on an analysis of estimated future selling prices, costs of disposal, and gross profit on disposal costs. The unaudited pro forma combined statements of operations do not reflect the impact of this inventory increase in cost of product sales as such amounts are directly attributable to the Bally Acquisition and will not have a continuing impact on the combined results.
k) Prepaid expenses, deposits and other current assets—Adjustment reflects (1) the reduction to current deferred cost of revenue of approximately $12.5 million to reflect its acquisition date fair value; and (2) the reduction of approximately $2.7 million associated with the reclassification of gaming machine assets on trial from prepaid expenses, deposits and other current assets to inventory, in accordance with Scientific Games' presentation; partially offset by (3) the increase of approximately $10.4 million associated with the reclassification of VAT and other current receivables to prepaid expenses, deposits and other current assets in accordance with Scientific Games’ presentation.
l) Property and equipment, net—Adjustments to property and equipment and accumulated depreciation to remove the historical book value and record the net amount at estimated fair value. Refer to pro forma footnote Note 6 adjustment (c) above for details related to the estimated fair value of property and equipment. The adjustments to property and equipment are as follows (in millions):

Estimated fair value	$425.3
Less: Bally book value of property and equipment, net	(192.1)
Pro forma adjustment to property and equipment, net	$233.2
m) Goodwill—Adjustment reflects goodwill as a result of the Bally Acquisition, which represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in pro forma footnote Note 5. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, Scientific Games will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to the expected synergies of the combined business operations, new growth opportunities, and the acquired assembled and trained workforce of Bally. The goodwill is not expected to be deductible for tax purposes. The pro forma adjustment to goodwill is calculated as follows (in millions):

Purchase price (see pro forma Note 5)	$3,200.5
Less: Fair value of net assets to be acquired	(371.2)
Total estimated goodwill	2,829.3
Less: Bally book value of goodwill	(1,016.7)
Pro forma adjustment to goodwill	$1,812.6
n) Intangible assets, net—Adjustment to intangible assets, net to remove the historical book value and record the net amount at estimated fair value. Refer to pro forma footnote Note 6 adjustment (c) above for details related to the estimated fair value and related amortization expense of identified intangible assets. The adjustment to identified intangible assets is as follows (in millions):

Estimated fair value	$2,068.1
Less: Bally book value of intangible assets, net	(515.9)
Pro forma adjustment to intangible assets, net	$1,552.2
o) Other assets—Adjustment reflects (1) the incremental deferred financing fees associated with the New Credit Facilities and the Senior Notes Offering of approximately $142.9 million; partially offset by (2) the write-off of deferred financing fees of approximately $25.4 million due to the early extinguishment of Bally indebtedness; and (3) the reduction to non-current deferred cost of revenue of approximately $2.7 million to reflect its acquisition date fair value.
p) Debt payments due within one year and long-term debt, excluding current installments—To fund the Bally Acquisition, Scientific Games incurred $5,350.0 million of additional debt, with maturities ranging from four to eight years and an expected weighted average interest rate of 7.72% on the principal amount of the debt.
The adjustment to long-term debt payments due within one year and long-term debt, excluding current installments, in connection with the Transactions is as follows (in millions):

Proceeds from New Credit Facilities to be repaid within one year	$20.0
Less: Original issuance discount to be amortized within one year	(2.9)
Less: Bally’s pro forma debt payments due within one year	(38.4)
Pro forma adjustment to debt payments due within one year	$(21.3)

Proceeds from New Credit Facilities, excluding $20.0 million of payments due within one year	$2,180.0
Proceeds from Senior Notes Offering:
7-Yr Secured Notes due 2022	950.0
8-Yr Unsecured Notes due 2022	2,200.0
Less: Original issuance discount, excluding $2.9 million to be amortized within one year	(17.1)
Less: Bally’s pro forma long-term debt, excluding $38.4 million of debt payments due within one year	(1,842.7)
Pro forma adjustment to long-term debt, excluding current installments	$3,470.2
q) Accrued liabilities—Adjustment represents the elimination of $23.9 million of current deferred revenue balances where the Company has no future performance obligation.
r) Deferred income taxes—Adjustments to deferred income taxes represent the estimated deferred income tax assets and liabilities to be recorded by Scientific Games as part of the accounting for the Transactions, calculated by applying the statutory rates in effect in each significant jurisdiction to the fair value adjustments made to certain assets acquired and liabilities assumed as of September 30, 2014, primarily as indicated in the table below.
The pro forma adjustments include an increase to long-term deferred tax liabilities of $580.9 million related to the tax impact of the increase in the fair value of assets acquired as indicated in the table below. The pro forma adjustment to deferred income taxes also includes decreases to long-term deferred tax liabilities of $39.5 million based on $104.5 million in deductible Transactions-related fees and expenses and $15.5 million based on $41.0 million in post-combination compensation expense related to the payment of unvested equity awards of Bally employees, all in connection with the Transactions, which will be immediately deductible for tax purposes and therefore increase Scientific Games net operating loss.
As a result of the pro forma adjustments yielding a net increase in long-term deferred income tax liabilities in connection with the Bally Acquisition, the Company was in a net deferred tax liability tax position immediately following the Bally Acquisition. At September 20, 2014, the Company had a full valuation allowance recorded against its U.S. deferred tax assets, which will be fully relieved as a result of the pro forma adjustments to deferred tax liabilities from the Bally Acquisition. Thus, the adjustment to long-term deferred income taxes also includes a $75.5 million reversal of the full valuation allowance against U.S. net deferred tax assets, which has been included in the pro forma adjustments as a decrease to long-term deferred tax liabilities.

The preliminary pro forma adjustment to record deferred income taxes as part of the accounting for the Bally Acquisition is computed as follows (in millions):

	Adjustments to assets acquired	Reduction in current deferred tax assets	Increase/decrease in noncurrent deferred tax liabilities
Estimated fair value adjustment of identifiable intangible assets acquired	$1,552.2	$—	$490.2
Estimated fair value adjustment of inventory acquired	18.9	(6.7)	—
Estimated fair value adjustment of property, plant and equipment acquired	233.2	—	90.7
Estimated tax impact of acquisition and financing costs expensed in connection with the Transactions	104.5	—	(39.5)
Estimated tax impact of post-combination expense related to the payment of unvested equity awards in connection with the Transactions	41.0	—	(15.5)
Estimated tax impact of reversal of valuation allowance on U.S. deferred tax assets	N/A	—	(75.5)
Total deferred income tax adjustments		$(6.7)	$450.4
s) Other long-term liabilities—Adjustment reflects (1) the reduction in the Bally earn-out liability of $7.0 million associated with the Company’s settlement of the Dragonplay earn-out in conjunction with the Transactions and (2) the elimination of $4.1 million of non-current deferred revenue balances where the Company has no future performance obligation.
t) Stockholders’ equity—Adjustment reflects the (1) elimination of the historical equity balances of Bally; (2) pro forma adjustment to retained earnings for the estimated transaction-related fees and expenses of approximately $65.0 million ($104.5 million expected to be expensed in connection with the Transactions, net of $39.5 million tax benefit) expected to be incurred upon completion of the Transactions; and (3) the pro forma adjustment to retained earnings for the estimated post-combination expense recognized related to the payment of unvested equity awards of approximately $25.5 million ($41.0 million expected to be expensed in connection with the Transactions, net of $15.5 million tax benefit), partially offset by (4) the impact of the $75.5 million reversal of the valuation allowance against U.S. deferred tax assets as described in pro forma footnote Note 6 adjustment (q) above.
The estimated transaction-related fees and expenses, estimated post-combination expense and estimated income tax benefit generated from the reversal of the valuation allowance on Scientific Games U.S. deferred tax assets have been excluded from the unaudited pro forma combined statements of operations as they reflect net charges directly attributable to the Bally Acquisition that will not have a continuing impact on the combined results.